Exhibit 10.1
February 28, 2007
Ms. Rosalyn Mallet
6141 Palomino
Plano, TX 75024
Re: Caribou Coffee Company, Inc.
Dear Rosalyn:
I am pleased to offer you the position of President & Chief Operations Officer of Caribou Coffee Company, Inc. (the “Company”). The terms of this of employment are as follows:
Start Date: To be determined.
Base Salary: Your starting base salary will be $13,846.15 bi-weekly. You will be classified as an exempt employee.
Target Bonus: Your annual target bonus will be 50% of your base earnings. A copy of the 2007 bonus plan is attached for your reference.
Signing Bonus: You will be paid a $25,000 signing bonus in the first payroll cycle following your first day of employment.
Options: Subject to your executing a Stock Option Agreement you will be issued 200,000 stock options upon your first day of employment. The strike price for these stock options will be the closing price for the Company stock on the day this offer is accepted by both parties. The actual stock options will be issued on your first day of employment.
Contemporaneously with the occurrence of a Change of Control, the Board (or its compensation committee) will accelerate, if not automatically accelerated pursuant to the terms of the awards, all outstanding stock option grants previously granted to you under any then existing Company stock option, stock appreciations, or other employee equity incentive plan that are not otherwise exercisable by you at the time the Change of Control occurs. “Change of Control” shall have the meaning assigned to the term “Change of Control” in the 2005 Equity Incentive Plan.
Severance: If your employment with the Company is terminated for any reason other than “cause” within 36 months from the date of your initial employment with the Company, you will be entitled to Severance Payment(s) in an amount equal to one (1) year of salary at your last prevailing rate at the time of termination. The Severance Payment(s) shall be paid, at the Companies option, in a lump sum at that time, or in bi-weekly installments in accordance with the Companies normal compensation schedule. The Severance Payment(s) shall be subject to all applicable employee withholding taxes, and Employee will be responsible for all applicable taxes associated with the Severance Payment(s).
Benefits: You will be eligible to enroll in the Company medical and dental benefits the first of the month following 30 days of employment. You will be eligible for other benefits such as the Company 401(k) and short and long-term disability plans as your years of service with the Company increase. On your first day, we will provide enrollment materials and further details on each benefit plan. Should you have questions about any of these plans in advance of your first day of employment, Karen McBride can answer your questions.
The Company shall reimburse you for one month of COBRA continuation expense for your medical and dental expense with your former employer.
Pooled Leave: You will become eligible to accrue pooled leave on the first day of your employment. Pooled leave will accrue on per check basis if you were paid for at least 64 hours. The schedule below shows how you will accrue pooled leave in detail:

	Days of Polled	Accrual Rate Per	Maximum Pooled
Years of Service	Leave Per Year	Paycheck	Leave Bank
0 to 6 years	20	6.153 hours	160 hours
7-10 years	22.5	6.923 hours	180 hours
10+ years	25	7.692 hours	200 hours
Relocation: You will be eligible for relocation reimbursement of $15,000 in the first payroll cycle following your first day of employment.
Employee Non-Disclosure, Non-Compete and Non-Solicitation Agreement: This offer of employment is contingent upon you signing the Employee Non-Disclosure, Non-Compete and Non-Solicitation Agreement. That agreement includes various provisions, which restrict certain types of competition with the Company, and protect its confidential information and trade secrets. A copy of this agreement is enclosed for your review.
Background and Reference Checks: Please note that this offer is contingent upon, and may be rescinded if any adverse or untruthful information is found during a routine background check and reference checks.
At Will Employer: We as that you understand that while we hope you will always enjoy working with the Company, you always have the right to terminate your employment any time, for any reason, without advance notice. Similarly, the Company reserves the right to terminate your employment at any time, for any reason, without notice or cause.

Directorship: As you know the Board of Directors of the Company is made up of a majority of independent directors as that term is used by the SEC and NASDAQ. By accepting this offer you will no longer qualify as an independent director of the Company. Upon acceptance by both parties this offer of employment shall constitute your resignation as a Director of the Company.
Acceptance: This offer of employment shall not be effective until is has been accepted by both you and the Company. Upon acceptance by both parties we will need to file certain notices with the SEC. We will of course coordinate those filings with you.
If you have any questions, please don’t to hesitate to contact me.
Sincerely,
Michael J. Coles
President, CEO & ‘Head Bou

Accepted:	Accepted:
Rosalyn T. Mallet	Michael J. Coles Chairman of the Board & CEO Caribou Coffee Company, Inc.

Date	March 5, 2007